UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                      October 18, 2006

USA TRUCK, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-19858	71-0556971
(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Industrial Park Road
Van Buren, Arkansas	72956
(Address of Principal Executive Offices)	(Zip Code)

(479) 471-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 18, 2006, the Executive Compensation Committee (“Compensation Committee”) of our Board of Directors, acting by delegation of authority from the full Board, amended our Executive Profit-Sharing Incentive Plan (“Plan”). The Plan authorizes annual incentive bonus payments to our executive officers in an aggregate amount equal to a specified percentage of our pre-tax income, subject to the attainment by the Company of a specified performance goal. The Plan previously stated that all executive officers were participants in the Plan and provided ranges of maximum individual bonuses for specified categories of participants, expressed as a percentage of their base salaries. The Plan, as amended, has listed each individual position that qualifies for participation under the Plan and has reduced the maximum amount of individual bonuses to 100% of base salary for all participants.

In order for any payments to be made under the Plan, we must achieve a full-year combined internal operating ratio (“O.R.”) of 95.0% or less. For this purpose, O.R. is determined by dividing our operating expenses, net of fuel surcharge, by operating revenues, before fuel surcharge. Amounts in the Incentive Pool will be paid to participants only if we achieve this specified performance goal for the fiscal year. If we do not achieve such performance goal, the amounts in the Incentive Pool will remain with us and will not be paid or distributed to participants or carried forward for any purpose under the Plan.

The Plan, as amended, is attached in its entirety as an exhibit to this Report. The Plan is subject to revision at any time at the discretion of the Compensation Committee.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1	Executive Profit-Sharing Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA Truck, Inc.
(Registrant)

Date:	October 20, 2006	/s/ Robert M. Powell
Robert M. Powell
Chairman and Chief Executive Officer

Date:	October 20, 2006	/s/ Jerry D. Orler
Jerry D. Orler
President

Date:	October 20, 2006	/s/ Clifton R. Beckham
Clifton R. Beckham
Senior Vice President, Finance and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit
10.1	Executive Profit-Sharing Incentive Plan